Exhibit 107.1

Calculation of Filing Fee Table

Form SF-1

(Form Type)

The Empire District Electric Company (Exact name of registrant, sponsor and depositor as specified in its charter)	Empire District Bondco, LLC (Exact name of registrant and issuing entity as specified in its charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (1)
Fees to Be Paid	Asset-Backed Securities	Securitized Utility Tariff Bonds, Series 2023-A	457(o)	$1,000,000	100%	$1,000,000	0.00011020	$110.20
Total Offering Amount						$1,000,000		$110.20
Net Fee Due								$110.20

(1)	Estimated solely for the purpose of calculating the registration fee.